Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Lightwave Logic, Inc.

We hereby consent to the incorporation of our report dated March 16, 2018, relating to the financial statements and the effectiveness of Lightwave Logic, Inc.’s internal control over financial reporting as of December 31, 2017 and 2016 and for each of the years in the three year period ended December 31, 2017, and the reference to us under the caption “Experts” in the Registration Statement on Form S-1 of Lightwave Logic, Inc. dated January 30, 2019.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

Date: January 30, 2019